Exhibit 99.1

California BanCorp Appoints Theodore A. Wilm to Board of Directors

Oakland, Calif., March 21, 2023 – California BanCorp (the “Company”) (Nasdaq: CALB), the parent company of California Bank of Commerce (the “Bank”), today announced that Theodore A. Wilm has been appointed to the Board of Directors of the Company and the Bank.

Mr. Wilm is an accomplished and experienced advisor and certified public accountant with extensive strategic expertise and in-depth knowledge of board and audit committee best practices. Mr. Wilm had a 38 year career with the public accounting firm PricewaterhouseCoopers. In addition to serving many of the firm’s larger financial services clients as an audit partner, Mr. Wilm advised mutual funds, investment management, private equity, real estate and venture capital firms with sales, marketing and distribution channel strategies, enterprise risk management solutions, information technology systems, acquisitions and divestitures, and structural reorganizations.

“We are pleased to have Ted join us,” said Stephen Cortese, Chairman of the Board of Directors. “His financial services-specific expertise with audit management, strategic growth initiatives, and risk management will be a tremendous asset to our team.”

“I am excited to be joining this great bank and working with the bank’s executive team and board members,” said Mr. Wilm. “I look forward to bringing my long-time experience in financial analysis and oversight to the board.”

About California BanCorp

California BanCorp, the parent company for California Bank of Commerce, offers a broad range of commercial banking services to closely held businesses and professionals located throughout Northern California. The Company’s common stock trades on the Nasdaq Global Select marketplace under the symbol CALB. For more information on California BanCorp, call us at (510) 457-3751, or visit us at www.californiabankofcommerce.com.

California BanCorp

Steven E. Shelton, (510) 457-3751

Chief Executive Officer

seshelton@bankcbc.com

Thomas A. Sa, (510) 457-3775

President, Chief Financial Officer and Chief Operating Officer

tsa@bankcbc.com